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RACKABLE SYSTEMS REJECTS TWO NOMINEES FOR LACK OF QUALIFICATIONS AND EXPERIENCE

FREMONT, Calif., March 13, 2008 – Rackable Systems, Inc. (NASDAQ: RACK), a leading provider of servers and storage products for large-scale data centers, today announced that the Nominating and Corporate Governance Committee of the Rackable Systems Board of Directors has unanimously determined to reject the proposed nomination to the Rackable Systems Board of two individuals, Richard L. Leza, Jr. of Sierra Madre, Calif. and Steve Montoya of Los Gatos, Calif. As previously announced, Rackable Systems had received the nominations from Mr. Leza, who informed the company that he owns 2,600 shares of Rackable stock.

In making its decision to reject the proposed nominations, the Nominating and Corporate Governance Committee carefully reviewed and evaluated the candidacy of these two individuals and determined that they did not have the qualifications that the Committee believes would be critical to maintaining a strong, independent, diverse and effective Board.

Among other things, the Committee determined that the proposed candidates lacked sufficient relevant experience in Rackable Systems’ industry or with its potential customers; and lacked other qualifications that would make them valuable additions to Rackable Systems’ experienced and highly knowledgeable Board. In addition, the Committee took into consideration that Mr. Leza, during a meeting with the company, did not offer any new ideas or plans for the company.

“Over the past nine months we have recruited two new and highly qualified independent directors, as well as a number of new senior executives, including new CEO Mark J. Barrenechea,” said Gary Griffiths, Chair of Rackable Systems’ Nominating and Corporate Governance Committee.

Furthermore, the Board also reviewed the advisory stockholder proposal that Mr. Leza also sent the company.

“We recognize the value and emerging trend of boards soliciting and considering stockholders’ views on executive compensation and disclosure. We believe, however, there are more effective means for stockholders to communicate their views directly to the Board, and that this proposal is not the best approach at this time for the company, particularly in light of the highly competitive environment in which mid-sized technology firms operate,” said Ronald Verdoorn, Chairman of the Board. “We continue to work to improve our corporate governance policies and we look forward to further discussing executive compensation and disclosure directly with our stockholders.”

About Rackable Systems

Rackable Systems, Inc. (NASDAQ: RACK) is a leading provider of Eco-Logical™ servers and storage products for large-scale data center deployments. The company’s products are designed to provide benefits in the areas of density, thermal efficiency, serviceability, power distribution, data center mobility and remote management. Founded in 1999 and based in Fremont, California, Rackable Systems is a founding member of The Green Grid and serves Internet, enterprise software, federal government, entertainment, financial services, oil and gas exploration and high performance-computing customers worldwide.

Rackable Systems and Eco-Logical are trademarks or registered trademarks of Rackable Systems, Inc.

Additional Information and Where to Find It

Rackable Systems, its directors and certain of its officers and employees are potential participants in a solicitation of proxies in connection with Rackable Systems’ 2008 annual meeting of stockholders. Information regarding the special interests of these directors, officers and employees will be included in any proxy statement filed by Rackable Systems in connection with the 2008 annual meeting. In addition, Rackable Systems files annual, quarterly and special reports, proxy, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov.

Rackable Systems will file a proxy statement in connection with its 2008 annual meeting of stockholders. Rackable Systems’ stockholders are strongly advised to read the proxy statement and the accompanying white proxy card when they become available, as they will contain important information, including information relating to the participants in such proxy solicitation. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Rackable Systems with the SEC for free at the internet website maintained by the SEC at www.sec.gov.

Contact:

Investors:

Amy Bilbija

MacKenzie Partners

650-798-5206

abilbija@mackenziepartners.com

Media:

James Lucas

The Abernathy MacGregor Group

213-630-6550

JBL@abmac.com